Filed Pursuant to Rule 424(b)(2)
Registration No. 333-120987
PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 22, 2005)
675,000 Shares
AMERICAN OIL & GAS INC.
Common Stock
     This prospectus supplement relates to the issuance by us of 675,000 shares of our common stock in exchange for leasehold interests in properties located in Williams, McKenzie, Dunn and Mountrail Counties, North Dakota. Because the shares of our common stock offered by this prospectus supplement will be issued in exchange for leasehold interests, we will not receive any cash proceeds from this offering.
     Our common stock is quoted on the American Stock Exchange under the symbol “AEZ.” On October 11, 2005, the closing sale price of the common stock was $6.24 per share.

     These securities are speculative and involve a high degree of risk. You should consider carefully the “Risk Factors” beginning on Page 3 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 11, 2005

     This document is in two parts. The first part is this prospectus supplement, which describes the issuance of our common stock to holders of leasehold interests in certain properties in exchange for such leasehold interests. The second part is the accompanying prospectus dated June 22, 2005, which relates to the offering of 12,596,150 shares of our common stock. You should rely only on the information contained in this prospectus supplement and the prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. You should assume that the information contained in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.
     Unless the context otherwise requires, references in this prospectus supplement to the “Company”, “we”, “us” or “ours” refer to American Oil & Gas Inc., a Nevada corporation.

- i -

PROSPECTUS SUPPLEMENT SUMMARY
     This prospectus supplement relates to the issuance by us of 675,000 shares of our common stock to the holders (“Holders”) of leasehold interests (“Leasehold Interests”) of certain properties located in Williams, McKenzie, Dunn and Mountrail Counties, North Dakota. In exchange for the Leasehold Interests, we will issue an aggregate of 675,000 shares of our common stock and pay the aggregate cash consideration of $2,970,000 to the Holders.
     We are an independent oil and gas exploration and production company, engaged in the exploration, development and acquisition of crude oil and natural gas reserves and production in the western United States.
     Our principal executive offices are located at 1050 17th Street, Suite 1850 Denver, Colorado 80265, and our telephone number is (303) 991-0173.

S - 1

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus supplement, the prospectus and the materials incorporated herein and therein by reference contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forwarding-looking words such as “may,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “continue” and other similar words. You should read statements that contain these words carefully because they discuss our future expectations, make projections of our future results of operations or of our financial condition or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. Our actual results could differ materially from the expectations we describe in our forward-looking statements as a result of certain factors, as more fully described in the “Risk Factors” section of the prospectus and elsewhere in the documents we file with the Securities and Exchange Commission (the “SEC”) that are incorporated herein.
USE OF PROCEEDS
     Because the shares of our common stock offered by this prospectus supplement will be issued in exchange for the Leasehold Interests, we will not receive any cash proceeds from this offering.
PLAN OF DISTRIBUTION
     The 675,000 shares of common stock will be issued to the Holders of the Leasehold Interests upon the delivery by the Holders of a fully executed assignment of all of the Leasehold Interests.

S - 2

Registration Number 333-120987
PROSPECTUS
AMERICAN OIL & GAS INC.
12,596,150 Shares of Common Stock
     This prospectus relates to the sale of up to 7,000,000 shares of common stock by American Oil & Gas Inc. and the sale by certain of our stockholders, referred to as the “Selling Stockholders”, of up to 5,596,150 shares of our common stock which they own. We will not receive any proceeds from the sale of any shares by the Selling Stockholders.
     We are offering for sale a maximum of 7,000,000 shares of common stock on a self-underwritten basis through our officers and directors. There is no minimum number of shares required to be sold. All proceeds from the sale of these shares will be delivered directly to us and will not be deposited in any escrow account. We plan to offer and sell the shares being registered by this registration statement in exchange for cash and/or oil and gas interests from time to time, at prices and on terms to be determined at or prior to the time of sale in light of market conditions at the time of sale.
     Specific terms of the particular securities to be sold pursuant to the offering conducted by us will be set forth in one or more accompanying prospectus supplements. The prospectus supplements will include a description of the securities, the terms of the offering of the securities, and the initial price and the net proceeds concerning the sale of these securities.
     Our common stock is quoted on the American Stock Exchange under the symbol “AEZ.” On June 6, 2005, the closing sale price of the common stock was $3.70 per share.

     These securities are speculative and involve a high degree of risk. You should consider carefully the “Risk Factors” beginning on Page 3 of this prospectus before making a decision to purchase our stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 22, 2005

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
     Unless the context otherwise requires, references in this prospectus to the “Company”, “we”, “us” or “ours” refer to American Oil & Gas Inc., a Nevada corporation.

- i -

PROSPECTUS SUMMARY
     This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus carefully before making an investment decision.
Overview
     We are an independent oil and gas exploration and production company, engaged in the exploration, development and acquisition of crude oil and natural gas reserves and production in the western United States. During 2003, we acquired undeveloped oil and gas prospects and participated in initial drilling operations in certain of our projects in Montana and Wyoming. Prior to these acquisitions, we had not had operations for some time.
     We were incorporated on February 15, 2000, as DrGoodTeeth.com, to engage in the business of operating an online dental resource website. After attempting to operate the business for over two years, our founders were unsuccessful in generating a going concern. They had approached all the dental supply companies in Thailand but were unsuccessful in securing any sponsors or advertisers and were unable to generate adequate traffic to the DrGoodTeeth.com website. As a result of a continued lack of profitability in operating the online dental resource website and because the previous officers and directors no longer had the time to devote full effort to the business of the Company, we changed our operational focus in January 2003 to oil and gas exploration and production.
     On January 17, 2003, in anticipation of acquiring oil and gas interests and in an effort to more accurately reflect the expected change in our operational focus, we changed our name from DrGoodTeeth.com to American Oil & Gas Inc. Accordingly, our stock symbol on the OTC Bulletin Board was changed from “DRGT” to symbol “AOGI.” On May 17, 2005 our common stock began trading on the American Stock Exchange under the symbol “AEZ.”
Company Offices
     Our principal executive offices are located at 1050 17th Street, Suite 1850 Denver, Colorado 80265, and our telephone number is (303) 991-0173.
Key Terms of the Company Offering
     We plan to offer and sell up to 7,000,000 shares of common stock in exchange for cash and/or oil and gas interests from time to time, at prices and on terms to be determined at or prior to the time of sale in light of market conditions at the time of sale. We refer to this offering in this prospectus as the “Company Offering” and we refer to the shares to be offered and sold pursuant to the Company Offering as the “Company Shares.” The Company Offering is a self-underwritten offering and will be conducted by our officers and directors. There can be no assurance that we will be able to sell any of the Company Shares we are offering. As of June 6, 2005, we had 35,776,202 shares of common stock issued and outstanding, which includes shares offered by Selling Stockholders pursuant to this prospectus. The number of outstanding shares of common stock does not give effect to common stock that may be issued pursuant to the conversion of our series A preferred stock and the exercise of options and/or warrants previously issued by us.

Common Stock offered:	7,000,000 shares
Common Stock to be outstanding after this offering:	42,776,202 shares

Offering price per share:	To be determined at or prior to the time of sale in light of market conditions at the time of sale.
Use of Proceeds:	Exploration activities, development activities, infrastructure construction, other possible acquisitions and for working capital
Key Terms of the Stockholders’ Offering
     By means of this prospectus, a number of our stockholders are offering to sell up to an aggregate of 5,596,150 shares of common stock that they own. In this prospectus, we refer to these persons as the “Selling Stockholders”. We will not receive any of the proceeds from the sales of shares by these Selling Stockholders. We refer to this offering by the Selling Stockholders in this prospectus as the “Stockholders’ Offering” and we refer to the shares to be offered and sold pursuant to the Stockholders’ Offering as the “Stockholders’ Shares”. We will pay for the cost of registering the Stockholders’ Shares being offered in the Stockholders’ Offering.

RISK FACTORS
     You should carefully consider each of the following risk factors and all of the other information provided in this prospectus before purchasing our common stock. The risks described below are those we currently believe may materially affect us. An investment in our common stock involves a high degree of risk, and should be considered only by persons who can afford the loss of their entire investment.
Risks related to our industry, business and strategy
We have had operating losses in the past and there is no assurance that we will ever operate profitably.
     While we have reported a net profit for the quarter ended March 31, 2005, we have reported net losses for fiscal years ended December 31, 2004, and December 31, 2003 and for previous years. There is no assurance that our current or future operations will be profitable.
We depend on a strategic relationship to conduct our operations, the loss of which could significantly harm our business.
     We are dependent upon our strategic alliance with North Finn LLC, based in Casper, Wyoming, for our oil and gas operational and technical expertise. The loss of this relationship could have a material adverse effect on us.
We have a limited operating history in the oil and gas business.
     Our future financial results depend primarily on (1) our ability to discover commercial quantities of oil and gas; (2) the market price for oil and gas; (3) our ability to continue to generate potential exploration prospects; and (4) our ability to fully implement our exploration and development program. We cannot predict that our future operations will be profitable. In addition, our operating results may vary significantly during any financial period. These variations may be caused by significant periods of time between discovery and development of oil or gas reserves, if any, in commercial quantities.
We could be adversely impacted by changes in the oil and gas market, which we cannot predict.
     The marketability of our oil and gas production depends in part upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities. Federal and state regulation of oil and gas production and transportation, general economic conditions, changes in supply and changes in demand all could adversely affect our ability to produce and market our oil and natural gas. If market factors were to change dramatically, the financial impact could be substantial because we would incur expenses without receiving revenues from the sale of production. The availability of markets is beyond our control.
Our ongoing overhead exceeds our incoming revenue and our cash resources are not unlimited.
     We need to increase our sources of revenue and/or funding in order to sustain operations for the long run. There is no assurance that this will occur.
We may not discover commercially productive reserves.
     Our future success depends on our ability to economically locate oil and gas reserves in commercial quantities. Except to the extent that we acquire properties containing proved reserves or that we conduct successful exploration and development activities, or both, our proved reserves, if any, will decline as reserves are produced. Our ability to locate reserves is dependent upon a number of factors, including our participation in multiple exploration projects and our technological capability to locate oil and gas in commercial quantities. We cannot predict that we will have the opportunity to participate in projects that economically produce commercial quantities of oil and gas in amounts necessary to meet our business plan or that the projects in which we elect to participate will be successful. There can be no assurance that our planned projects will result in significant reserves or that we will have future success in drilling productive wells at economical reserve replacement costs.
Exploratory drilling is an uncertain process with many risks.
     Exploratory drilling involves numerous risks, including the risk that we will not find any commercially productive oil or gas reservoirs. The cost of drilling, completing and operating wells is often uncertain, and a number of factors can delay or prevent drilling operations, including:
•	Unexpected drilling conditions,

•	Pressure or irregularities in formations,

•	Equipment failures or accidents,

•	Adverse weather conditions,

•	Compliance with governmental requirements,

•	Shortages or delays in the availability of drilling rigs and the delivery of equipment, and

•	Shortages of trained oilfield service personnel.
Our future drilling activities may not be successful, nor can we be sure that our overall drilling success rate or our drilling success rate for activities within a particular area will not decline.
     Unsuccessful drilling activities could have a material adverse effect on our results of operations and financial condition. Also, we may not be able to obtain any options or lease rights in potential drilling locations that we identify. Although we have identified a number of potential exploration projects, we cannot be sure that we will ever drill them or that we will produce oil or gas from them or any other potential exploration projects.
Our exploration and development activities are subject to reservoir and operational risks.
     Even when oil and gas is found in what is believed to be commercial quantities, reservoir risks, which may be heightened in new discoveries, may lead to increased costs and decreased production. These risks include the inability to sustain deliverability at commercially productive levels as a result of decreased reservoir pressures, large amounts of water, or other factors that might be encountered. As a result of these types of risks, most lenders will not loan funds secured by reserves from newly discovered reservoirs, which would have a negative impact on our future liquidity. Operational risks include hazards such as fires, explosions, craterings, blowouts (such as the blowout experienced at our initial exploratory well), uncontrollable flows of oil, gas or well fluids, pollution, releases of toxic gas and encountering formations with abnormal pressures. In addition, we may be liable for environmental damage caused by previous owners of property we own or lease. As a result, we may face substantial liabilities to third parties or governmental entities, which could reduce or eliminate funds available for exploration, development or acquisitions or cause us to incur substantial losses. The occurrence of any one of these significant events, if it is not fully insured against, could have a material adverse effect on our financial condition and results of operations.

Our operations require large amounts of capital.
     Our current development plans will require us to make large capital expenditures for the exploration and development of our oil and gas projects. Under our current capital expenditure budget, we expect to spend a minimum of approximately $5,200,000 on exploration and development activities during our fiscal year ending December 31, 2005. Also, we must secure substantial capital to explore and develop our other potential projects. Historically, we have funded our capital expenditures through the issuance of equity. Volatility in the price of our common stock, which may be significantly influenced by our drilling and production activity, may impede our ability to raise money quickly, if at all, through the issuance of equity at acceptable prices. Future cash flows and the availability of financing will be subject to a number of variables, such as:
•	Our success in locating and producing reserves in other projects,

•	The level of production from existing wells, and

•	Prices of oil and gas.
     Issuing equity securities to satisfy our financing requirements could cause substantial dilution to our existing stockholders. Debt financing, if obtained, could lead to:
•	A substantial portion of our operating cash flow being dedicated to the payment of principal and interest,

•	Our being more vulnerable to competitive pressures and economic downturns, and

•	Restrictions on our operations.
     If our revenues were to decrease due to lower oil and gas prices, decreased production or other reasons, and if we could not obtain capital through a credit facility or otherwise, our ability to execute our development plans, obtain and replace reserves, or maintain production levels could be greatly limited.
Oil and gas prices are volatile and an extended decline in prices could hurt our business prospects.
     Our future profitability and rate of growth and the anticipated carrying value of our oil and gas properties will depend heavily on then prevailing market prices for oil and gas. We expect the markets for oil and gas to continue to be volatile. If we are successful in continuing to establish production, any substantial or extended decline in the price of oil or gas could:
•	Have a material adverse effect on our results of operations,

•	Limit our ability to attract capital,

•	Make the formations we are targeting significantly less economically attractive,

•	Reduce our cash flow and borrowing capacity, and

•	Reduce the value and the amount of any future reserves.
     Various factors beyond our control will affect prices of oil and gas, including:
•	Worldwide and domestic supplies of oil and gas,

•	The ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls,

•	Political instability or armed conflict in oil or gas producing regions,

•	The price and level of foreign imports,

•	Worldwide economic conditions,

•	Marketability of production,

•	The level of consumer demand,

•	The price, availability and acceptance of alternative fuels,

•	The availability of processing and pipeline capacity,

•	Weather conditions, and

•	Actions of federal, state, local and foreign authorities.
     These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and gas. In addition, sales of oil and gas are seasonal in nature, leading to substantial differences in cash flow at various times throughout the year.
Accounting rules may require write-downs.
     Under full cost accounting rules, capitalized costs of proved oil and gas properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10%. Application of the ceiling test generally requires pricing future revenue at the unescalated prices in effect as of the end of each fiscal quarter and requires a write-down for accounting purposes if the ceiling is exceeded. If a write-down is required, it would result in a charge to earnings, but would not impact cash flow from operating activities. Once incurred, a write-down of oil and gas properties is not reversible at a later date.
We face risks related to title to the leases we enter into that may result in additional costs and affect our operating results.
     It is customary in the oil and gas industry to acquire a leasehold interest in a property based upon a preliminary title investigation. In many instances, our partners have acquired rights to the prospective acreage and we have a contractual right to have our interests in that acreage assigned to us. In some cases, we are in the process of having those interests so assigned. If the title to the leases acquired is defective, or title to the leases one of our partners acquires for our benefit is defective, we could lose the money already spent on acquisition and development, or incur substantial costs to cure the title defect, including any necessary litigation. If a title defect cannot be cured or if one of our partners does not assign to us our interest in a lease acquired for our benefit, we will not have the right to participate in the development of or production from the leased properties. In addition, it is possible that the terms of our oil and gas leases may be interpreted differently depending on the state in which the property is located. For instance, royalty calculations can be substantially different from state to state, depending on each state’s interpretation of lease language concerning the costs of production. We cannot guarantee that there will be no litigation concerning the proper interpretation of the terms of our leases. Adverse decisions in any litigation of this kind could result in material costs or the loss of one or more leases.
Our industry is highly competitive and many of our competitors have more resources than we do.
     We compete in oil and gas exploration with a number of other companies. Many of these competitors have financial and technological resources vastly exceeding those available to us. We cannot be sure that we will be successful in acquiring and developing profitable properties in the face of this competition. In addition, from time to time, there may be competition for, and shortage of, exploration, drilling and production equipment. These shortages could lead to an increase in costs and delays in operations that could have a material adverse effect on our business and our ability to develop our properties. Problems of this nature also could prevent us from producing any oil and gas we discover at the rate we desire to do so.

Technological changes could put us at a competitive disadvantage.
     The oil and gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As new technologies develop, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement those new technologies at a substantial cost. If other oil and gas exploration and development companies implement new technologies before we do, those companies may be able to provide enhanced capabilities and superior quality compared with what we are able to provide. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If we are unable to utilize the most advanced commercially available technologies, our business could be materially and adversely affected.
Our industry is heavily regulated.
     Federal, state and local authorities extensively regulate the oil and gas industry. Legislation and regulations affecting the industry are under constant review for amendment or expansion, raising the possibility of changes that may affect, among other things, the pricing or marketing of oil and gas production. State and local authorities regulate various aspects of oil and gas drilling and production activities, including the drilling of wells (through permit and bonding requirements), the spacing of wells, the unitization or pooling of oil and gas properties, environmental matters, safety standards, the sharing of markets, production limitations, plugging and abandonment, and restoration. The overall regulatory burden on the industry increases the cost of doing business, which, in turn, decreases profitability.
Our operations must comply with complex environmental regulations.
     Our operations are subject to complex and constantly changing environmental laws and regulations adopted by federal, state and local governmental authorities. New laws or regulations, or changes to current requirements, could have a material adverse effect on our business. We will continue to be subject to uncertainty associated with new regulatory interpretations and inconsistent interpretations between state and federal agencies. We could face significant liabilities to the government and third parties for discharges of oil, natural gas, produced water or other pollutants into the air, soil or water, and we could have to spend substantial amounts on investigations, litigation and remediation. We cannot be sure that existing environmental laws or regulations, as currently interpreted or enforced, or as they may be interpreted, enforced or altered in the future, will not have a material adverse effect on our results of operations and financial condition.
Our business depends on transportation facilities owned by others.
     The marketability of our anticipated gas production depends in part on the availability, proximity and capacity of pipeline systems owned or operated by third parties. Federal and state regulation of oil and gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions could adversely affect our ability to produce, gather and transport oil and natural gas.
Attempts to grow our business could have an adverse effect.
     Because of our small size, we desire to grow rapidly in order to achieve certain economies of scale. Although there is no assurance that this rapid growth will occur, to the extent that it does occur, it will place a significant strain on our financial, technical, operational and administrative resources. As we increase our services and enlarge the number of projects we are evaluating or in which we are participating, there will be additional demands on our financial, technical and administrative resources.

The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of geoscientists and engineers, could have a material adverse effect on our business, financial condition and results of operations.
Risks Related to our Common Stock
There is a limited market for our Common Stock, and an investor cannot expect to liquidate his investment regardless of the necessity of doing so.
     The prices of our shares are highly volatile. Due to the low price of the securities, many brokerage firms may not effect transactions and may not deal with them as it may not be economical for them to do so. This could have an adverse effect on developing and sustaining the market for our shares. In addition, there is no assurance that an investor will be in a position to borrow funds using our shares as collateral.
Our common stock is extremely illiquid, so investors may not be able to sell as much stock as they want at prevailing market prices.
     The average daily trading volume of our common stock was approximately 97,000 shares per day over the 90 day period ending May 25, 2005. If limited trading in our stock continues, it may be difficult for investors to sell their shares in the public market at any given time at prevailing prices.
Sales of a substantial number of shares in the Company Offering and/or in the Stockholders’ Offering may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.
     Although our stock is illiquid, at the time of effectiveness of the registration statement, the number of shares of our common stock eligible to be immediately sold in the market will increase approximately from 23,590,002 to 29,186,152. If we or the Selling Stockholders sell significant amounts of our stock, our stock price could drop. Even a perception by the market that we or the Selling Stockholders will sell in large amounts after the registration statement is effective could place significant downward pressure on our stock price.
As of June 6, 2005, 6,590,050 shares of our total outstanding shares are restricted from immediate resale, but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.
     6,590,050 shares of common stock that are currently outstanding and that are not being registered in the registration statement are “restricted securities” as that term is defined under the Securities Act of 1933, as amended (the “Securities Act”). Though not currently registered, these restricted securities may be sold in the future, in compliance with Rule 144 promulgated under the Securities Act or pursuant to a future registration statement. Rule 144 provides that a person holding restricted securities for a period of one year or more may, sell those securities in accordance with the volume limitations and other conditions of the rule. Sales made pursuant to Rule 144 or 144(k), or pursuant to a registration statement filed under the Securities Act, could result in significant downward pressure on the market price for our common stock.

Raising additional capital through the Company Offering may substantially dilute existing shareholders.
     If we are able to raise additional funding through the sale of common stock in the Company Offering, the financing will be dilutive to existing stockholders.
Our board of directors can cause us to issue preferred stock with terms that are preferential to our common stock.
     Our board of directors may issue up to 25 million shares of preferred stock without action by our stockholders. Rights or preferences could include, among other things:
•	The establishment of dividends which must be paid prior to declaring or paying dividends or other distributions to our common stockholders;

•	Greater or preferential liquidation rights which could negatively affect the rights of common stockholders, and

•	The right to convert the preferred stock at a rate or price which would have a dilutive effect on the outstanding shares of common stock.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus and the materials incorporated herein by reference contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forwarding-looking words such as “may,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “continue” and other similar words. You should read statements that contain these words carefully because they discuss our future expectations, make projections of our future results of operations or of our financial condition or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. Our actual results could differ materially from the expectations we describe in our forward-looking statements as a result of certain factors, as more fully described in the “Risk Factors” section of this prospectus and elsewhere in the documents we file with the Securities and Exchange Commission (the “SEC”) that are incorporated herein.
USE OF PROCEEDS
Company Offering
     We plan to offer and sell the Company Shares being registered by this registration statement in exchange for cash and/or oil and gas interests from time to time, at prices and on terms to be determined at or prior to the time of sale in light of market conditions at the time of sale.
     The net proceeds that we receive from sales of any Company Shares will vary based on our needs and activities at the time that we undertake the funding. These uses are anticipated to include expenditures for exploration activities, development activities, infrastructure construction, other possible acquisitions and for working capital. Specific determinations will be made at the respective times that the fundings occur. Pending these uses, we expect to invest the net proceeds of the Company Offering in short-term money market and money market equivalent securities. Any specific allocations of the proceeds to a particular purpose that have been made at the date of any prospectus supplement will be described in that prospectus supplement.

     The amounts and timing of our actual expenditures will depend upon numerous factors, including our marketing and sales activities, and the amount of cash generated by our operations. We may find it necessary or advisable to use portions of the proceeds for other purposes.
     Circumstances that may give rise to a change in the use of proceeds include the need to take advantage of opportunities, increased costs of doing business over those currently expected, the need to accelerate, increase or eliminate certain operations due to changing market conditions, among others.
Stockholders’ Offering
     The Selling Stockholders will be selling Stockholders’ Shares in the Stockholders’ Offering. The proceeds from the sale of Stockholders’ Shares will be received directly by the Selling Stockholders. We will receive no proceeds from the sale of the Stockholders’ Shares offered by Selling Stockholders under this prospectus.
DIVIDEND POLICY
     We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our board of directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws, our current preferred stock instruments, and our future credit arrangements may then impose.
SELLING STOCKHOLDERS
     The Stockholders’ Shares are being offered by the named Selling Stockholders below. The Selling Stockholders may from time to time offer and sell pursuant to this prospectus up to an aggregate of 5,596,150 shares of our common shares now owned by them. The Selling Stockholders may, from time to time, offer and sell any or all of the Stockholders’ Shares that are registered under this prospectus.
     Certain of the individuals and/or entities listed below received the Stockholders’ Shares offered hereby in connection with a private placement completed on September 28, 2004. Pursuant to this private placement, we received $4,500,000 in cash as payment for 3,000,000 shares of common stock. In connection with the private placement, we agreed to prepare and file at our expense, within 70 days of the closing of the offering, a registration statement with the SEC covering the resale of the shares received in the private placement by the entities listed below.
     The shares to be sold by the listed Selling Stockholders also include: (1) 30,000 shares issued to a consulting firm for introducing us to the investment adviser for the six institutional purchasers in the September 28, 2004 offering; (2) an aggregate of 1,550,000 shares issued pursuant to a private offering conducted in March of 2004, including 25,000 shares which were issued upon exercise of warrants issued in connection with this offering; (3) 153,000 shares underlying options granted to a consultant pursuant to a consulting agreement which vest on December 31, 2005; (4) an aggregate of 670,000 shares resulting from the conversion of the Company’s Series A preferred stock; (5) an aggregate of 135,000 shares issued for the acquisition of oil and gas property on December 17, 2004; (6) an aggregate of 11,600 shares underlying warrants granted to an individual for introducing us to certain investors in our private offering of common stock in August and September of 2003; (7) an aggregate of 54,850 shares underlying warrants granted to an entity for introducing us to certain investors in our private offering of common stock in July, August and September of 2003; and (8) an aggregate of 30,000 shares underlying warrants granted to an entity for introducing us to the investors in our private offering of preferred stock in September 2003.

The following table sets forth the following, with respect to the Selling Stockholders:
•	The number of shares of common stock beneficially owned as of June 1, 2005 and prior to the offering contemplated hereby,

•	The number of shares of common stock eligible for resale and to be offered by each Selling Stockholder pursuant to this prospectus,

•	The number of shares owned by each Selling Stockholder after the offering contemplated hereby assuming that all shares eligible for resale pursuant to this prospectus actually are sold,

•	The percentage of shares of common stock beneficially owned by each Selling Stockholder after the offering contemplated hereby, and

•	In notes to the table, any relationships, excluding non-executive employee and other non-material relationships, that a Selling Stockholder had during the past three years with the registrant or any of its predecessors or affiliates.

	Number of			Percentage of
	Shares of			Shares of
	Common Stock	Number of	Number of	Common
	Owned Before	Shares To Be	Shares Owned	Stock Owned
Selling Stockholders (A)	Offering (B)	Offered (C)	After Offering	After Offering
WTC-CIF Energy Portfolio	104,300	104,300	0	0%
WTC-CTF Energy Portfolio	653,200	653,200	0	0%
Spindrift Partners, L.P.	970,000	970,000	0	0%
General Mills Group Trust	65,500	65,500	0	0%
General Mills VEBA	17,900	17,900	0	0%
Spindrift Investors (Bermuda) L.P.	1,180,800	1,180,800	0	0%
Malcolm Deitch and Tanis Deitch JTWROS	50,000	50,000	0	0%
Feagans’ Consulting, Inc. [1,2]	183,000	183,000	0	0%
LMA Hughes LLLP	1,500,000	1,500,000	0	0%
Robert L. Whittlesey	300,000	300,000	0	0%
R.A. Montgomery	370,000	370,000	0	0%
Tahosa Holdings, LLC [3]	30,000	30,000	0	0%
Melange International, LLC [3]	45,000	45,000	0	0%
Lyle B. Gallivan [3]	30,000	30,000	0	0%
Andrew Sankin [1,4]	11,600	11,600	0	0%
Lighthouse Capital LTD [1,5]	84,850	84,850	0	0%

TOTALS	5,596,150	5,596,150	0	—

(A)	Includes shares underlying warrants and/or options held by the Selling Stockholder that are covered by this prospectus, including any convertible securities that, due to contractual restrictions, may not be exercisable within 60 days of the date of this prospectus.

(B)	The number of shares of common stock to be sold assumes that the Selling Stockholder elects to sell all of the shares of common stock held by the Selling Stockholder that are covered by this prospectus.

(C)	It is our understanding that any Selling Stockholder that is an affiliate of a broker-dealer that purchased in the ordinary course of business, and that at the time of the purchase, had no agreements or understanding to distribute the securities.

1.	Assisted the Company with introductions for fundraising.

2.	Provides consulting services to Company.

3.	Received shares in partial payment of the acquisition price of net unproved leasehold acres.

4.	Represents shares underlying warrants to purchase 11,600 shares of common stock at an exercise price of $0.75 per share, which expire on September 12, 2008.

5.	Represents shares underlying warrants to purchase: (a) 54,850 shares of common stock at an exercise price of $0.75 per share, which expire from July 24, 2008 to September 24, 2008; and (b) 30,000 shares of common stock at an exercise price of $1.15 per share, which expire on September 15, 2008.
PLAN OF DISTRIBUTION
     There are two separate offerings taking place, the Company Offering in which up to 7,000,000 shares of common stock may be sold by the Company, and the Stockholders’ Offering in which up to 5,596,150 shares of common stock may be sold by the Selling Stockholders.
Company Offering
     We will conduct the sale of the Company Shares we are offering in the Company Offering on a self-underwritten, best-efforts basis. We plan to offer and sell the Company Shares being registered by this registration statement in exchange for cash and/or oil and gas interests from time to time, at prices and on terms to be determined at or prior to the time of sale in light of market conditions at the time of sale. There can be no assurance that we will sell all or any of the shares offered.
Stockholders’ Offering
     The Selling Stockholders are offering up to 5,596,150 shares in the Stockholders’ Offering concurrently with the Company Offering. The Stockholders’ Offering could have a substantial negative effect on the price of our shares. It is likely that the increase in shares on the market will have a negative effect on the resale price of our shares and may make it difficult for purchasers in the Company Offering and/or the Stockholders’ Offering to resell the shares at a profit or at all. The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Stockholders’ Shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices.
     The Selling Stockholders also may sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The Selling Stockholders may engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities, and may sell or deliver shares in connection with these trades. The Selling Stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from either the Selling Stockholders or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser, in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.
     The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with those sales. In that event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
     We are required, or have elected, to pay all fees and expenses incident to the registration of the shares being registered herein. We are not required to pay commissions and other selling expenses. We have agreed to indemnify certain of the Selling Stockholders against losses, claims, damages and liabilities, including liabilities under the Securities Act arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the registration statement, any prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission of a material fact necessary to make the statements therein not misleading.
LEGAL MATTERS
     The validity of the issuance of the shares of common stock offered hereby and other legal matters in connection herewith have been passed upon for us by Patton Boggs LLP. Partners of Patton Boggs LLP own an aggregate of 36,000 shares of the Company’s common stock.
EXPERTS
     The financial statements of American Oil & Gas Inc. appearing in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 have been audited by Wheeler Wasoff, P.C., independent auditors, as set forth in their report included in the Annual Report and incorporated in this prospectus by reference. The foregoing financial statements are incorporated in this prospectus by reference in reliance upon the report of the independent auditors and upon the authority of that firm as experts in auditing and accounting.
SECURITIES AND EXCHANGE COMMISSION
POSITION ON CERTAIN INDEMNIFICATION
     Our directors and officers are indemnified by our articles of incorporation against amounts actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they are a party by reason of being or having been directors or officers of American Oil & Gas Inc. to the fullest extent authorized by the Nevada General Corporation Law, as may be amended from time to time. Our articles of incorporation provide that none of our directors or officers shall be personally liable for monetary damages for breach of any fiduciary duty as a director or officer, except for liability (i) for any breach of the officer’s or director’s duty of loyalty to the Company or its stockholders;(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the officer or director derived any improper personal benefit. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
     In the event that a claim for indemnification against such liabilities, other than the payment by American Oil & Gas Inc. of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
WHERE YOU CAN FIND MORE INFORMATION
     This prospectus constitutes a part of a registration statement on Form S-3 we filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement and exhibits thereto, and statements included in this prospectus as to the content of any contract or other document referred to are not necessarily complete. For further information, please review the registration statement and the exhibits and schedules filed with the registration statement.
     In each instance where a statement contained in this prospectus regards the contents of any contract or other document filed as an exhibit to the registration statement, you shall review the copy of that contract or other document filed as an exhibit to the registration statement for complete information. Those statements are qualified in all respects by this reference.
     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we file reports, proxy statements and other information with the SEC in accordance with the Exchange Act. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, these materials filed electronically by the Company with the SEC are available at the SEC’s World Wide Web site at http://www.sec.gov. The SEC’s World Wide Web site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Information about the operation of the SEC’s public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.
INCORPORATION OF INFORMATION WE FILE WITH THE SEC
     The SEC allows us to “incorporate by reference” the information we file with them, which means: incorporated documents are considered part of this prospectus; we can disclose important information to you by referring to those documents; and information we file with the SEC will automatically update and supersede this incorporated information.
     We incorporate by reference the documents listed below, which were filed with the SEC under the Exchange Act:
•	Our Annual Report on Form 10-KSB for the year ended December 31, 2004;

•	Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005;

•	Our Current Reports on Form 8-K dated as of February 2, 2005, February 15, 2005, February 28, 2005, March 23, 2005, April 18, 2005, April 21, 2005, May 2, 2005, May 9, 2005, and May 23, 2005;

•	Any documents filed under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering made under this prospectus; and

•	The description of our common stock contained in our Form 8-A filed with the SEC on May 12, 2005.
     We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus by reference. Requests for copies should be directed to Andrew P. Calerich, American Oil & Gas Inc., 1050 17th Street, Suite 1850, Denver, Colorado 80265, telephone (303) 991-0173.